Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION
OF
GFI GROUP INC.

        GFI Group Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

        FIRST:    That in accordance with the requirements of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, acting at a meeting held on October 29, 2004, duly adopted resolutions deeming it to be advisable and in the best interest of the Corporation to (i) effect a reverse stock split of each class and series of the capital stock of the Corporation issued and outstanding (the "Reverse Stock Split") and (ii) to amend the Corporation's Amended and Restated Certificate of Incorporation, as amended, and to present the Reverse Stock Split and the amendment to the Amended and Restated Certificate of Incorporation, as amended, to the stockholders of the Corporation for their approval.

        SECOND:    That thereafter, pursuant to resolution of the Board of Directors, the stockholders of the Corporation acting by Written Consent duly consented in writing to the Reverse Stock Split and the aforesaid amendment in accordance with the provisions of Section 228 of the DGCL.

        THIRD:    That Article FOURTH of the Amended and Restated Certificate of Incorporation, as amended, is hereby amended by adding the following paragraphs after the heading "FOURTH":

  Upon the filing and effectiveness (the "Effective Time") of this certificate pursuant to the DGCL, (i) each nine and one-half (9.5) shares of the Corporation's Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), issued and outstanding immediately prior to the Effective Time shall be combined into one (1) share of Class A Common Stock, without any action by the holder thereof, (ii) each nine and one-half (9.5) shares of the Corporation's Class B Common Stock, $.01 par value per share (the "Class B Common Stock"), issued and outstanding immediately prior to the Effective Time shall be combined into one (1) share of Class B Common Stock, without any action by the holder thereof, (iii) each nine and one-half (9.5) shares of the Corporation's Series A Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall be combined into one (1) share of the Series A Preferred Stock, without any action by the holder thereof, (iv) each nine and one-half (9.5) shares of the Corporation's Series B Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall be combined into one (1) share of Series B Preferred Stock, without any action by the holder thereof, (v) each nine and one-half (9.5) shares of the Corporation's Series C Redeemable Convertible Preferred Stock, $.01 par value per share (the "Series C Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall be combined into one (1) share of Series C Preferred Stock, without any action by the holder thereof.

  The Board of Directors of the Corporation shall have the ability to issue fractional shares or cash in lieu of fractional shares at an amount equal to the value of the fractional share based upon the value of the Class A Common Stock, Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, as determined by the Corporation's Board of Directors as of the Effective Time. Each certificate that theretofore represented shares of Class A Common Stock, Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, shall thereafter represent that number of shares of Class A Common Stock, Class B Common Stock, Series A Preferred Stock, Series B Preferred

  Stock or Series C Preferred Stock, respectively, into which the shares of such capital stock represented by such certificate shall have been combined.

        IN WITNESS WHEREOF, GFI Group Inc. has caused this Second Certificate of Amendment to the Certificate of Incorporation to be duly executed in accordance with Section 103 of the General Corporation Law of the State of Delaware this 20th day of January, 2005.

GFI GROUP INC.
By:	/s/ SCOTT PINTOFF
Scott Pintoff Secretary and General Counsel